UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 2, 2007

EESTech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0322627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23011 Moulton Parkway, Suite A-10
Laguna Hills, CA 92653
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 380-4033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17  CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The ACC Agreement

On May 2, 2007, EESTech, Inc. (the “Corporation”) and Australia Corporation Consulting Pty. Ltd. (“ACC”) entered into a Consultancy Agreement (the “ACC Agreement”), whereby the Corporation and ACC agreed that ACC would serve as a business consultant to the Corporation, and provide an individual to serve as the Chief Financial Officer of the Corporation, in exchange for certain remuneration as described below. A copy of the ACC Agreement is attached as an exhibit hereto, and is incorporated herein by reference.

Pursuant to the terms of the ACC Agreement, the Corporation and ACC agreed that Ian Hutcheson, currently the Corporation’s company secretary and the sole director of ACC, would be appointed as the Chief Financial Officer of the Corporation with such appointment to be effective as of January 1, 2007. As a result of such appointment, Murray James Bailey resigned from the position of Chief Financial Officer effective as of January 1, 2007.

Mr. Hutcheson is the sole director of ACC. ACC was formed in 1999, and Mr. Hutcheson has provided technology consulting services to a variety of companies through ACC. For the past eight years, Mr. Hutcheson has been an independent director of Bassett Barks Pty Ltd., a privately held company engaged in the horticultural industry. In addition to his position with Bassett Barks and his work with ACC, Mr. Hutcheson serves as a visiting lecturer on Entrepreneurial Finance and Business Planning at Griffith University and the University of Queensland.

The ACC Agreement provides that ACC shall remain a consultant to and provide a Chief Financial Officer for the Corporation through December 31, 2012 (the “ACC Initial Term”). ACC has the option to extend the ACC Agreement for an additional five-year period commencing on January 1, 2013 and ending on December 31, 2017. ACC may terminate the ACC Agreement on four weeks’ notice. The Corporation may terminate the ACC Agreement without notice upon the occurrence of one of a limited number of circumstances.

In exchange for providing the Corporation consulting services and a Chief Financial Officer, ACC shall receive a base compensation from the Corporation of Two Hundred Fifty Thousand United States Dollars ($250,000) per annum, paid in monthly installments. In addition to such monetary compensation, the Corporation has agreed to issue ACC One Hundred Fifty Thousand (150,000) shares of common stock of the Corporation per annum. The Corporation has also agreed to grant ACC an additional One Million (1,000,000) shares of common stock of the Corporation upon the successful increase in the number of authorized shares of common stock of the Corporation and the registration with the Securities and Exchange Commission (the “SEC”) of such shares. Finally, the Corporation has agreed that ACC shall be considered an employee of the Corporation for purposes of participating in any employee stock option plan that has been or may be adopted by the Corporation.

As ACC’s sole director, the Corporation expects that Mr. Hutcheson will receive all of his compensation from ACC, and will not be paid directly by the Corporation.

 The Bailey Agreement

On May 2, 2007, the Corporation and Murray James Bailey entered into a Consultancy Agreement (the “Bailey Agreement”) whereby the Corporation and Mr. Bailey agreed that Mr. Bailey would serve as a consultant to and the president of the Corporation, in exchange for certain remuneration as described below. In addition to such positions, Mr. Bailey will continue to serve as the Corporation’s Chief Executive Officer. A copy of the Bailey Agreement is attached as an exhibit hereto, and is incorporated herein by reference.

Mr. Bailey has served as the Chief Executive Officer of the Corporation since July 7, 2006, and has been a director of the Corporation since July 3, 2006. Mr. Bailey has been involved with the Corporation’s product development for the past five years, and has also during that time provided the Corporation’s management with commercial advice about the Corporation’s market opportunities and product initiatives.

The Bailey Agreement provides that Bailey shall remain a consultant to and president of the Corporation through December 31, 2012 (the “Bailey Initial Term”). Mr. Bailey has the option to extend the Bailey Agreement for an additional five-year period commencing on January 1, 2013 and ending on December 31, 2017. Mr. Bailey may terminate the Bailey Agreement on four weeks’ notice. The Corporation may terminate the Bailey Agreement without notice upon the occurrence of one of a limited number of circumstances.

In exchange for providing the Corporation consulting services and acting as the Corporation’s president, Mr. Bailey shall receive a base compensation from the Corporation of Three Hundred Fifty Thousand United States Dollars ($350,000) per annum, paid in monthly installments. In addition to such monetary compensation, the Corporation has agreed to issue Mr. Bailey Two Hundred Fifty Thousand (250,000) shares of common stock of the Corporation per annum. The Corporation has also agreed to grant Mr. Bailey an additional Two Million Five Hundred Thousand (2,500,000) shares of common stock of the Corporation upon the successful increase in the number of authorized shares of common stock of the Corporation and registration with the Securities and Exchange Commission (the “SEC”) of such shares. Finally, the Corporation has agreed that Mr. Bailey shall be considered an employee of the Corporation for purposes of participating in any employee stock option plan that has been or may be adopted by the Corporation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Consultancy Agreement dated May 2, 2007 between the Corporation and Australia Corporation Consulting Pty Ltd.

10.2	Consultancy Agreement dated May 2, 2007 between the Corporation and Murray James Bailey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTech, Inc.

Date: June 6, 2007
By: /s/ Murray Bailey
Name: Murray Bailey
Title: Chief Executive Officer